Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations/Corporate Communications

302/498-6944

Incyte Achieves $50 Million in Milestones for Initiation of a Joint Global
Phase III Clinical Trial of Novel JAK1 and JAK2 Inhibitor INCB18424 in
Patients with Polycythemia Vera

WILMINGTON, DE, November 2, 2010 — Incyte Corporation (NASDAQ: INCY) announced today the achievement of $50 million in milestones as part of the Incyte-Novartis collaboration and license agreement for INCB18424.  Under the terms of the agreement, the initiation by Incyte of the joint global Phase III clinical trial evaluating INCB18424 for the treatment of polycythemia vera has triggered the milestone payments to Incyte.  This trial, also referred to as RESPONSE, is being conducted by Incyte in the United States (U.S.) and Novartis outside of the U.S.

About RESPONSE

RESPONSE is a global, randomized study of efficacy and safety in polycythemia vera patients who are resistant or intolerant of hydroxyurea.  RESPONSE is expected to enroll approximately 300 patients worldwide.  RESPONSE clinical sites in the United States (U.S.) began enrolling in October.  Novartis expects to initiate the ex U.S. clinical sites by year end.  Further information about the trial may be found at www.responsetrial.com.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs for oncology and inflammation.  For additional information on Incyte, visit the Company’s web site at www.incyte.com.

Forward-Looking Statement

Except for the historical information contained herein, the matters set forth in this press release, including the statement with respect to the expected number of patients in RESPONSE, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk and uncertainty associated with drug development and clinical trials, the ability to enroll a sufficient number of patients, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Incyte disclaims any intent or obligation to update these forward-looking statements.

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